Exhibit 3.1

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 09:00 AM 02/19/2002

020108612 - 3493450

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION OF

PEGASUS TEL, INC.

First:	The name of the Corporation is:

PEGASUS TEL, INC.

Second:

Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent, Zip Code 19901. The Registered Agent in charge thereof is National Registered Agents, Inc.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:	The amount of the total authorized capital stock of this corporation is One Thousand (1,000) divided into One Class, namely Common Stock, all having No Par Value.

Fifth:	The corporation is to have perpetual existence.

Sixth:

The number of Directors constituting the initial Board of Directors of the Corporation is Two (2), and the name and addresses of the person(s) who are to serve as Director(s) until the first annual meeting of the Stockholder(s) or until their successors are elected and qualify are:

Charles W. Goff, PO Box 1421, St. George, UT 84770

John Marshall, PO Box 1421, St. George, UT 84770

Seventh:	The name and mailing address of the incorporator is as follows:

David Surina, 931 W. 75th Street, Ste. #137-317, Naperville, IL 60565

Eighth:	The liability of the officers and directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of Delaware, as amended.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 19th day of February, A.D. 2002.

/S/ DAVID SURINA
David L. Surina, Incorporator

19